ROBO Generic Call Script

Hello, My name is Bradley Skapyak and I am the President of your Dreyfus mutual fund.

I am calling you today to encourage you to vote on an important proposal affecting your Dreyfus fund.

We are currently undertaking a proxy solicitation to merge your Dreyfus fund into another Dreyfus-

managed fund, as detailed in proxy materials previously sent to you.  Your Dreyfus fund’s Board members have carefully reviewed the proposed merger and have determined that the merger is in the best interests of fund shareholders.  As a shareholder of the fund, you would have recently received a reminder mailing regarding the November 9th shareholder meeting.  Although the response thus far has been very favorable, not enough votes have been cast to meet the necessary requirements.  No matter how many shares you own, your participation is important to us, so please take a moment today to cast your vote.  If you have any questions regarding the merger or if you would like to vote with a representative, please call

DF King, the fund’s proxy solicitor, at 1-800-431-9629. Thank you for your time.  Goodbye.